Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of The Elmet Group Co., filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 6, 2026, relating to the consolidated financial statements of Anania & Associates and its subsidiaries (a/k/a The Elmet Group Co.), appearing in the Prospectus included in the previously filed Registration Statement (No. 333-294725) on Form S-1.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

April 22, 2026